Exhibit (p)(2)

New York Life Investment Management Holdings LLC

Code of Ethics

May 2023

SECTION 1 GENERAL FIDUCIARY PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT

This Code of Ethics (“Code”) has been adopted by New York Life Investment Management Holdings LLC’ (“NYLIM Holdings”) and certain of its subsidiaries and affiliates (collectively, “New York Life Investments” or the “Company”)1 and is designed to comply with Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”) and with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). The Company has delegated administration and enforcement of this Code to New York Life Investments Compliance (“Compliance Department”).

Pursuant to Section 206 of the Advisers Act, both the Company and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this principal involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its clients. The Company is committed to promoting the highest ethical standards and practices, while pursuing its business interests.

The Code is designed to ensure that Employees comply with all applicable federal securities laws and other fiduciary standards. It is based upon the principle that the Company and its employees owe a fiduciary duty to our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients,

(ii) taking inappropriate advantage of their position with the Company, (iii) making any untrue statement, omitting a material fact, or otherwise being misleading, including the use or misuse of false rumors or (iv) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Each Employee has an obligation to make prompt and full disclosure of any situation which may involve a conflict of interest. Potential conflicts that require disclosure include, but are not limited to, outside employment and material business relationships, outside directorships, gifts and entertainment, political activity, or any other arrangement or circumstance, including family or other personal relationships which might dissuade an Employee from acting in the best interest of the Company and its clients. Employees shall promptly notify the Chief Compliance Officer (“CCO”) or Local Compliance Officer (“LCO”) of any violation or potential violation of the Code.

Notwithstanding the foregoing, nothing in this Code, or any other Company policy, guideline or agreement, prohibits or restricts an Employee from initiating communications directly with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with

1 For purposes of this Code, “New York Life Investments” or the “Company” includes the following NYLIM Holdings entities: IndexIQ Advisors LLC, IndexIQ LLC, MacKay Shields LLC, MacKay Shields Europe Investment Management Limited, MacKay Shields UK LLP, Apogem Capital LLC, Flatiron RR LLC Manager Series, New York Life Investment Management LLC, New York Life Investment Management (UK) Limited, NYLIFE Distributors LLC, NYLIM Service Company LLC, and the following New York Life Insurance Company subsidiaries: New York Life Trust Company, and NYL Investors LLC. Ausbil Investment Management Limited, Candriam S.C.A, and NYLIM Asia Limited – Japan Branch, all direct or indirect subsidiaries of New York Life Insurance Company, administer their own Codes of Ethics. Each entity referred to above may be referred to individually as an “Investment

Adviser.”

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each of its specific provisions will not shield Employees from liability for personal trading or other conduct that violates a fiduciary duty to our clients.

Some provisions of the Code, particularly with respect to personal trading, only apply to Access Persons, as defined herein and do not apply to all Employees of the Company. Status as an Access Person will depend on a person’s specific title, functions, duties, activities, and access to information. See Section II for the definition of Access Persons.

Employees are also required to adhere to New York Life’s Integrity – Standards of Business Conduct Policy2 as well as the policies of their respective company relating to the Code, including, but not limited to: Insider Trading and Information Barrier Policy, Conflicts of Interest Policy, Gift and Entertainment Policy, Foreign Corrupt Practices Act/Anti-Corruption Policy, Mutual Fund/ETF Selective Disclosure Policies, and Personal Political Contributions Policy (“Related Policies”). These Related Policies have been distributed separately from this Code. Employees of IndexIQ are also subject to the IndexIQ Self-Indexing Policies and Procedures.

SECTION 2 DEFINITIONS

Access Person - shall have the same meaning as set forth in Rule 204A-1 of the Advisers Act and shall include:

- All officers (defined as Managing Director and above) or directors of New York Life Investments;

- any “Supervised Person” of New York Life Investments or any other person who has access to non-public information regarding any clients’ purchase or sale of securities, or non- public information regarding the portfolio holdings of any Affiliated Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public;

- Includes Index Personnel and Investment Personnel.

Affiliated Fund - The MainStay Group of Funds, IndexIQ ETF Trust and IndexIQ Active ETF Trust.

Automatic Investment Plan – regular periodic purchases (or withdrawals) that are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes, without limitation, dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Beneficial Ownership - shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of the Exchange Act and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any

2In certain instances, NYLIC’s Code of Conduct may differ. However, in these cases, employees subject to this Code must meet the requirements of this Code and their firm’s Code of Conduct and related policies.

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contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) in a trust which he or she is a trustee, has a beneficial interest or is the settlor with a power to revoke; (ii) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he or she is a member; (v) by a corporation that he or she uses as a personal trading medium; or

(vi) by a holding company that he or she controls.

Buy or Sell Order - an order placed with a broker to buy or sell a security that is pending and has not yet been executed.

Cashless Exercise - transactions executed when exercising employee stock options. Essentially, the money is borrowed to exercise the option to purchase shares, the option is exercised and simultaneously the shares are sold to pay for the purchase, taxes, and broker commissions.

Chief Compliance Officer (“CCO”) – NYLIM CCO

Client - any client of the Company, including a registered investment company (mutual fund or ETF) or other person or entity.

Covered Security - means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

- direct obligations of the U.S. Government;

- direct obligations of the U.K. Government;3

- government-sponsored enterprises fixed income securities (e.g., FNMA, FHLMC);

- variable rate demand notes (“VRDN’s”) and variable rate demand obligations (“VRDO’s”);

- bankers’ acceptances;

- bank certificates of deposit;

- commercial paper;

- high quality short-term debt instruments, including repurchase agreements;

- shares issued by open-end mutual funds, including the MainStay Funds;

- interests in qualified state college tuition programs (“529 Plans”); and

- cryptocurrencies or digital currencies, such as Bitcoin, Ethereum, Litecoin and Dogecoin, which are a virtual or digital representations of value. However, a virtual currency token offered in an initial or digital coin offering will be deemed a Covered Security for purposes of the Code and subject to preclearance requirements (See Section 3.3 Initial Public Offerings, Limited Offerings (e.g., Private Placements, Hedge Funds and/or Alternative Investments) and Initial Coin Offerings).

Please see Appendix A for a list of Covered Securities, Exempt Securities, prohibited

3 The CCO or LCO will determine whether other direct foreign government obligations should be treated as “Covered

Securities” on a case-by-case basis.

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activities and holding periods. If you have a question regarding whether a security is considered a “Covered Security”, please contact Compliance.

Discretionary Managed Account – an account managed on a discretionary basis by a person (or Robo-Adviser) other than an Employee over which the Employee has no direct or indirect influence or control over the selection or disposition of securities and no advance knowledge of transactions therein.

Dividend Reinvestment Plan (DRIPs) – a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Employee - any person employed by the Company. Temporary employees and consultants may be subject to the Code, as determined by the Compliance Department based on, among other things, contract length, job duties, work location, and other factors, at whatever designation the Compliance Department believes is appropriate, such as, for example, access to non-public information regarding any clients’ purchase or sale of securities, access to non-public information regarding the portfolio holdings of any Affiliated Fund, involvement in making securities recommendations to clients, or access to such recommendations that are non-public.

Employee Stock Option Plan – contracts between a company and its employees that give employees the right to buy a specific number of the company’s shares at a fixed price within a certain period of time.

Employee Stock Purchase Plan (ESPP) - an organized plan for employees to buy shares of their company’s stock.

Equivalent Covered Security – For the purposes of this Code, “Equivalent Covered Security” refers to bonds or options of the same issuer.

Exchange Traded Fund (ETF) – an ETF is an investment company or unit investment trust that trades like stock. The price of an ETF is derived from and based upon the securities held by the portfolio. An ETF may be passively managed and follow a specified index or actively managed. ETFs are considered covered securities under this Code. Note: Single-stock and Affiliated ETFs are subject to pre-clearance and holding period requirements while all other Non-affiliated ETFs do not require pre-clearance pursuant to Section 3.2.1 and are exempt from the Holding Period requirements outlined in Section 3.2.2.

Federal Securities Laws - the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Front Running - the buying or selling of a security by a person, with the intent of taking advantage of the market impact of a client’s transaction in the underlying security by or on behalf of the Client.

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Immediate Family - any of the following individuals: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, sister-in-law, including adoptive relationships who reside in the same household. The term also includes (i) any related or unrelated individual who resides with, and (ii) whose investments are controlled by, or whose financial support is materially contributed to by, the employee, such as a “significant other.”

IndexIQ ETFs – each exchange traded fund series of the IndexIQ ETF Trust and IndexIQ Active ETF Trust. Transactions in IndexIQ ETFs must be pre-cleared pursuant to Section 3.2.1. below and are subject to a seven- day Holding Period as outlined in Section 3.2.2.

IndexIQ Employees – employees of IndexIQ Advisors LLC and IndexIQ LLC, or other employees of the Company that may support IndexIQ.

Index Personnel – certain employees of IndexIQ LLC and its affiliates who have responsibility for underlying affiliated indexes and rules based processes, as well as employees of IndexIQ LLC and its affiliates appointed to assist such employees in the performance of his/her duties. Index Personnel also include other employees of the Company that may have access to non-public information with respect to indexes that IndexIQ ETFs seek to track.

Index Rebalance - a time period when an IndexIQ ETF or other accounts for which IndexIQ Advisors LLC acts as advisor and/or sub-advisor receives its rebalance or reconstitution information with respect to an underlying index for which (i) IndexIQ LLC or (ii) an unaffiliated entity serves as the index provider.

Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Insider Trading - the purchase or sale of securities of a public company while in possession of material, non-public information or communicating such information to others.

Investment Club - a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

Investment Personnel - employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for Client Accounts (i.e., portfolio managers, traders and analysts).

Local Compliance Officer (“LCO”) – CCO or designee of an applicable NYLIM Holdings’ entity.

MainStay Funds – each open-end fund series of The MainStay Group of Funds.

New York Life Investments - includes the following NYLIM Holdings entities: IndexIQ Advisors LLC, IndexIQ LLC, MacKay Shields LLC, MacKay Shields Europe Investment Management Limited, MacKay Shields UK LLP, Apogem Capital LLC, New York Life Investment Management LLC, New

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York Life Investment Management (UK) Limited, NYLIM Service Company LLC, and NYLIFE Distributors LLC, as well as the following New York Life Insurance Company subsidiaries: NYL Investors LLC and New York Life Trust Company.

Non-Access Person – employees that do not fall into the definition of Access Person.

Private Placement - an offering that is exempt from registration under the Securities Act of 1933 under Sections 4(a)(2) or 4(a)(6), or Rules 504, 505 or 506 thereunder.

Reportable Fund - an investment company, whether or not affiliated, advised or subadvised by the Company and any investment company whose investment adviser or principal underwriter is controlled by or under common control with the Company (e.g., IndexIQ ETFs).

Restricted List – a listing of securities maintained by the CCO or LCO in which trading by Access Persons is generally prohibited.

Registered Representative - an Employee who is registered as such with a member firm of the Financial Industry Regulatory Authority (“FINRA”).

Scalping - buying and selling a security on the same day as a Client and includes, among other transactions, the buying of a security when a client is selling that security, or selling a security when a Client is buying that security, with the intention of taking advantage of the market impact.

Supervised Person – an Investment Adviser’s supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control.

SECTION 3 PERSONAL INVESTING ACTIVITIES - RESTRICTIONS AND MONITORING PROCEDURES

3.1 General Policy –All Employees

The Company has adopted the following principles governing personal investment activity which apply to all Employees:

- Active personal trading (e.g., day trading) is discouraged. While there is currently no limitation on the number of trades that an Employee may execute or trade requests that an Employee may submit, the CCO and LCO may impose a personal trading limitation on any Employee if: (i) it is believed to be in the best interest of the Company or its clients, or (ii) such trading interferes with an Employee’s professional duties;

- All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

- Employees may not engage in Insider Trading;

- Employees must not take inappropriate advantage of their positions;

- The interests of Client accounts will at all times be placed first (no Front Running or Scalping);

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- No personal trades may be effected through the Company’s traders;

- Employees may not purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same MainStay Fund within 30 days. The 30-day holding period is measured from the time of the most recent purchase of shares of the relevant MainStay Fund by the Employee. This applies to all MainStay Funds, including shares owned through a 401(K) plan or similar account, or through a variable insurance product. It does not apply to purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program, or transactions in money market funds;

- Employees may not do anything indirectly that, if done directly, would violate the Code. For example, never use a derivative, or any other instrument or technique, to circumvent Code restrictions. Such actions would be the equivalent of direct Code violations.

1.2 Additional Requirements for Access Persons and Investment Personnel

If you are designated an Access Person because of your position in the Company or your access to information regarding Client information, you are subject to the following additional requirements.

3.2.1 Preclearance of Covered Securities

Access Persons must preclear all transactions in Covered Securities. Preclearance of personal securities transactions allows the Company to prevent certain trades that may conflict with Client trading. Each Access Person must submit their requests through the employee preclearance system via the Company’s Intranet. Automated feedback will be provided to the Employee as to whether the request is approved or denied.

In the event that the system is unavailable, Access Persons must send a request via an email to the Compliance Department, including the information contained in the hardcopy Preclearance Form (Exhibit C) and receive approval prior to completing any transaction in Covered Securities. The Compliance Department will provide approval or denial via email.

The authorization given through the system or by the Compliance Department is effective for the calendar day that the request was submitted and ultimately approved. If your transaction is not executed on that same day, a new request must be submitted.4

All stop orders and good to cancel orders are prohibited. Any preclearance request with these instructions will be denied.

You must preclear all transactions in IndexIQ ETFs and Single Stock ETFs.

4 For non-U.S. based Access Persons, including employees of New York Life Investments International Ltd., New York Life Investment Management (UK) Limited, MacKay Shields Europe Investment Management Limited, and MacKay Shields UK LLP, authorization given through the employee preclearance system or by the Compliance Department is effective until the close of local markets on the next business day. Additionally, for U.S.-based Access Persons seeking to transact in an instrument that does not trade during U.S. market hours, authorization given through the employee preclearance system or by the Compliance Department will be good until the close of the next business day.

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3.2.2  Holding Period/Short Swing Rule

Access Persons may not purchase and sell (or exchange) or sell and purchase (or exchange)the same (or equivalent) Covered Security within sixty (60) calendar days. The holding period is measured from the time of the most recent purchase of shares of the relevant Covered Security by the Employee (LIFO method). Violations may result in, among other things, disgorgement of the profit to the Client or to a charity of the Company’s choice. Exceptions may be made by the Compliance Department to accommodate special circumstances. Notwithstanding the above, an Access person who receives a grant of options through an Employee Stock Option Plan, who chooses to exercise those options in a Cashless Exercise, will be allowed an exception from the sixty-day holding period, but only after obtaining approval from the Compliance Department.

Transactions in IndexIQ ETFs are subject to a seven-day Holding Period.

3.2.3 Trading /Black-Out Period

Access Persons may not purchase or sell a Covered Security on a day when there is a Buy or Sell Order for a Client of their respective Investment Adviser. Access Persons deemed Investment Personnel, IndexIQ Employees and Index Personnel are further restricted in black-out periods. Investment Personnel may not purchase or sell a Covered Security if any purchase or sale of such securities has been made for an Investment Adviser Client account in the prior seven calendar days or can reasonably be anticipated for a Company Client account in the next seven calendar days.

3.2.4 Exceptions to Blackout Period

Exceptions may be granted to the black-out period set forth in paragraph 3.2.3 above on days when there is no Buy or Sell order for a Client of the Company and the transaction involves one of the following:

(i) Securities in the Russell 1000 Index – 2,000 shares or less;

(ii) Securities NOT in the Russell 1000 Index –

a. Securities with market cap greater than $5 billion – 500 shares or less, or

b. Securities with market cap less than $5 billion - the smaller of 500 shares or less in the aggregate or less than .001% of the issuer’s market capitalization.

The above exceptions will not apply to Index Personnel or IndexIQ Employees during a black-out period resulting from an Index Rebalance.

3.2.5 Other Exceptions

Requirements pertaining to Sections 3.2.1 through 3.2.4 do not apply to transactions:

- by employees of New York Life Insurance Company who are directors of New York

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Life Investments or certain other designated departments or persons, who do not have access to information about the Company’s purchases and sales of securities;

- in Discretionary Managed Accounts provided the Employee provides the Compliance Department with a copy of the fully executed investment management agreement which provides for the investment advisor’s complete discretion and control over the account, and provided the Employee (and his/her investment advisor) certifies that he/she will not have any direct or indirect influence or control over the account (see Exhibit G). Employees that have Discretionary Managed Accounts managed by an immediate family member are still subject to Sections 3.2.1 through 3.2.4;

- that are non-volitional in nature: e.g., stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, gifts, inheritances, margin/maintenance calls (where the securities to be sold are not directed by the covered person), and sales pursuant to regulated tender offers;

- in Automatic Investment Plans such as DRIPs, ESPPs or similar accounts;

- in any non-affiliated ETF (excluding single stock ETFs);

- Crypto Index Funds and Single Asset products invested in cryptocurrencies, which are traded on a public exchange;

- in securities that are not “Covered Securities”;

- transactions involving stock options issued by a corporation as part of a compensation package (e.g., board memberships) do not require pre- clearance. However, a subsequent sale of the stock obtained by means of the exercise must receive prior clearance;

- in municipal (“muni”) bonds. This exception will not apply to MacKay Shields Employees; or

- in municipal auction rate securities (“ARS”) with short-term coupon resets (e.g., 7 days) and closed-end municipal auction rate “Preferred” shares. MacKay Shields Employees must preclear these instruments.

Notwithstanding the above pre-clearance exceptions, Employees are reminded of their fiduciary duty, and may not for example, engage in Front Running or Insider Trading with regard to any investments purchased.

If you have a question regarding whether a transaction requires preclearance, please contact Compliance.

3.3 Initial Public Offerings, Limited Offerings (e.g., Private Placements, Hedge Funds and/or Alternative Investments) and Initial Coin Offerings

No Access Person (or Employees who are Registered Representatives) may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering of securities, a Limited Offering (e.g., private placement, hedge fund and/or alternative investments) or a virtual currency token offered in an initial or digital coin offering (also called ICOs or token sales) except with the express written prior approval of the CCO or LCO where applicable, in consultation with Corporate Compliance. Employees may submit a preclearance request using the employee preclearance system or email using Exhibit D.

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3.4 Restricted List

No Access Person may acquire or dispose of any direct or indirect Beneficial Ownership in securities of an issuer listed on the Access Person’s respective Investment Adviser’s Restrictive List. Although transactions in securities of an issuer listed on the Restricted List are generally prohibited, case-by- case exceptions may be granted by the CCO or LCO.

3.5 Options

Transactions by Investment Persons

Investment Personnel are prohibited from trading in options with respect to individual securities covered under this Code. Transactions in index options effected on a broad-based index are permitted. However, transactions by All Access Persons (including Investment Persons) in index options effected on a broad-based index, options on individual ETFs (excluding single-stock ETFs and IndexIQ ETFs) and options on commodities are permitted, and, these types of options do not require pre-clearance, nor are they subject to the 60-day holding period and short swing rule.

Transactions by Access Persons

Access Persons may trade options on individual securities but must ensure that expiration dates meet or exceed the 60-day holding period and short swing rule. Access Persons are also prohibited from trading in uncovered options on individual securities (i.e., trading in a position where the seller of an option contract does not own any, or enough, of the underlying security). Should an Access Person decide to exercise any option prior to expiration, a separate preclearance request would also need to be entered prior to exercise. As discussed above, options on individual ETFs (excluding single-stock ETFs and IndexIQ ETFs) are excluded from the pre-clearance, 60-day holding period and short swing rule requirements.

3.6 Investment Club

Access Persons and members of their Immediate Family may not participate in Investment Clubs. In certain limited instances, exceptions may be granted on a case-by-case basis.

3.7 Section 16 Requirements

Certain Employees are considered “Fund Insiders” pursuant to Section 16 of the Exchange Act with respect to closed-end funds advised or subadvised by an applicable Investment Adviser. Pre- clearance by Fund Insiders is required prior to transacting in closed-end fund shares, including closed-end fund shares purchased or sold in Discretionary Managed Accounts. In addition, transactions in closed-end fund shares by Fund Insiders require additional reporting to the Commission, and are subject to holding periods. Please refer to the MainStay Funds’ Policies and Procedures for Compliance with Section 16 of the Securities Act of 1934 or contact the applicable CCO for more information.

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SECTION 4 RECORDKEEPING AND REPORTING REQUIREMENTS

4.1 Initial Securities Holdings and Account Reports

Access Persons must, no later than 10 days after becoming an employee, submit an initial holdings and account report and certification (electronically via the Employee Personal Trading System (ComplySci) available on the intranet (nylife.complysci.com) or on Exhibit E –Access Persons). The holdings information presented in this report must be current as of 45 days prior to employment. Access Persons must also disclose all broker, dealer or bank accounts in which any Securities (including Covered Securities) are held. Non-Access Persons are only required to disclose where Affiliated or Reportable Fund shares are held. Additionally, each new Employee shall file an “Acknowledgement of Receipt of the Code of Ethics and Related Policies” (via the employee preclearance system or Exhibit A). New employees may only maintain accounts at brokers from which Compliance receives an electronic feed. Contact Compliance for a complete list.

4.2 Quarterly Reporting

Access Persons must, no later than 30 calendar days following quarter end, certify to all transactions in any Covered Security and Affiliated Funds or, alternatively, must confirm that there were no such transactions in the applicable quarter. This does not apply to transactions in Discretionary Managed Accounts as described in Section 3.2.5. Employees must complete this requirement electronically through PTCC (nylife.complysci.com). In the event that the system is unavailable, Access Persons shall file a “Quarterly Transactions Report” (Exhibit F) and/or submit updated brokerage statement to the Compliance Department.

4.3 Annual Reporting

No later than January 30th each year: (i) all Employees must file an annual certification indicating that the Employee has complied with the Code and Related Policies and (ii) Access Persons must also file an annual holdings report or submit updated, complete brokerage statements and certify to their brokerage accounts as of year-end. Employees must complete these requirements through the system.

4.4 Opening of Brokerage Accounts

Access Persons shall promptly notify the Compliance Department of any new account opened with a broker, dealer or bank including Discretionary Managed Accounts. Access Persons must provide the Compliance Department with sufficient information so that Compliance can arrange for duplicate confirmations and accounts statements to be provided to the Compliance Department. Access Persons may only open brokerage accounts with a firm that provides the Compliance Department with an electronic feed of trade confirmations and statements. Contact t h e Compliance Department for the complete list of firms. Exceptions are limited and require the approval of the Compliance Department. If an exception is granted, duplicate statements and confirmations must be provided to the Compliance Department via e-mail @ Employee_Trading@newyorklife.com or sent to the following address:

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New York Life Investments PO Box 468

Jersey City, New Jersey, 07303-0468 Attn: Compliance Department

Accounts opened prior to July 2021

Current Access Persons with existing accounts, opened prior to July 2021, are not subject to the electronic feed requirement.

Non-Access Persons are only required to notify the Compliance Department of any new accounts opened with a broker, dealer or bank in which Affiliated Fund shares or Reportable Fund shares are held.

4.5 New York Life Investments Recordkeeping

The Company is required under the Advisers Act, and the Investment Company Act to keep records of certain transactions in which its Employees have direct or indirect Beneficial Ownership.

The Compliance Department maintains all records relating to compliance with the Code for all entities covered by the Code, such as preclearance requests, exception reports, other internal memoranda relating to non-compliant transactions, and preclearance records, records of violations and any actions taken as a result thereof, written acknowledgements, and the names of Access Persons for a minimum period of eight years. Acknowledgements of the Code will be maintained for eight years after the individual ceases to be an Employee.

4.6 Personal Recordkeeping

Access Persons should maintain copies of their pre-clearance authorizations, brokerage confirms and brokerage statements, if any. If there is any question as to whether a proposed transaction might involve a possible violation of the Code, the transaction should be discussed in advance with the CCO or LCO.

SECTION 5 ADMINISTRATION

5.1 Mutual Fund Code of Ethics

Certain Employees may owe a specific duty of care to each mutual fund or ETF Client based on the Employee’s status as an Access Person of that mutual fund. It has been determined that each Employee’s compliance with the Company’s Code will also satisfy the requirements of Rule 17j-1 of the Investment Company Act as well as any mutual fund or ETF that the Company presently advises or subadvises.

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5.2 Sanctions and Review

Upon discovering a violation of the Code, the Company shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal etc.). Following those corrective efforts, the CCO or LCO, as applicable, may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. These sanctions may include, among others, the reversal of trades, disgorgement of profits, suspension of trading privileges or, in more serious cases, inclusion in annual performance evaluations, suspension or termination of employment. It is important to note that violations of the Code may occur without employee fault (e.g., despite preclearance). In those cases, punitive action may not be warranted, although remedial steps may still be necessary.

5.3 Review by CCO

On a quarterly basis, the CCO will provide the Board of Trustees of the MainStay Funds and IndexIQ ETFs with a report describing issues arising under the Code since its last report, including but not limited to information about material violations of the Code by Access Persons and sanctions imposed in response to such violations. The CCO or LCO may also provide this information to the Compliance Committees of the respective Investment Adviser and other senior management teams.

5.4 Monitoring

The Company has delegated administration and enforcement of this Code to the New York Life Investments’ Compliance Department (“Compliance Department”). The Compliance Department, utilizing the system and other methods, conducts reviews of all personal securities transactions and holdings reports with a view towards determining whether Employees have complied with all provisions of the Code. Compliance is responsible for developing and maintaining more detailed standard operating procedures around daily monitoring to detect and prevent violations of this Code.

5.5 Acknowledgment and Training

Each Employee must certify initially and annually thereafter that he or she has read and understood, is subject to and has complied with the Code and its related polices. Each Employee must attend a Code of Ethics training session conducted by Compliance within a reasonable time of becoming an Employee.

5.6 Exceptions

The CCO or LCO as applicable, in consultation with the Compliance Department, may grant an exception to the Code in circumstances on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with interests. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception. Exceptions are expected to be rare. Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 17j-1 or Rule 204A-1.

14 | P a g e

COMPLYSCI System availability

9:00 a.m. to 4:00 p.m. Eastern Standard Time APPENDIX A

Securities Not Requiring Preclearance or Subject to a Holding Period

• Open-end mutual funds (not including MainStay Funds which are subject to a 30-day hold)
• Direct obligations of the US government
• Direct obligations of the UK government
• Government-sponsored enterprises fixed income securities (e.g., FNMA, FHLMC)
• Variable Rate Demand Notes (VRDN’s) and variable rate demand obligations (VRDO’s)
• Money Market Funds
• Bankers' acceptances, Bank CDs, commercial paper
• Securities futures and options on direct obligations of the US government or Non-U.S. governments and associated derivatives
• Options, forwards, and futures on commodities and foreign exchange, and associated derivatives
• ETFs (not including IndexIQ ETFs or single stock ETFs)
• Unit Investment Trusts
• Options on ETFs not issued though Index IQ or that are not single stock ETFs
• Municipal Bonds (except for employees of MacKay Shields)
• Transfers of cash or securities, including gifts of stock given or received
• Sales of previously approved private investments
• Commodities, futures, currencies or precious metals (except for single stock futures and initial coin offerings).
• Transactions in approved managed accounts

Accounts Not Requiring Disclosure

• Non-NYL 401K accounts (unless they hold MainStay or IndexIQ funds, common stock or stock options). (However, if an Access Person’s immediate family member has a NYL 401k account or has a 401k account which can hold the types of securities mentioned above, the Access Person must report the account.)

• Annuities (Unless they hold MainStay funds)
• Accounts that cannot hold or trade covered securities regardless of intent (i.e., commodities, currencies). If the account is a brokerage account regardless of intent, it must be disclosed.
• Banking or savings accounts
• Mutual fund accounts held directly with the fund family to hold and trade that family of mutual funds only (i.e., account held with American Funds to hold and trade American Funds only).
Preclearance and Reporting of Securities Transactions Required

• Corporate Bonds
• Stock (common and preferred) or other equity securities, including any security convertible into equity securities
• Non-ETF Closed-end funds
• IndexIQ ETFs and Single Stock ETFs

• Options on securities (but not their non-volitional exercise or expiration), excluding ETFs not requiring preclearance. Options on IndexIQ ETFs and Single Stock ETFs do require preclearance and are subject to the holding periods of the underlying instrument as mentioned below. Transactions in index options effected on a broad-based index do not require preclearance.

• Warrants
• Rights

• Limited Offerings (e.g., private placements, hedge funds and/or alternative investments). (Access Persons are prohibited from investing in and/or holding limited offerings in Third- Party Discretionary Managed Accounts).

• Initial Public Offerings (IPOs)(Registered Representative are prohibited from investing in IPOs. Access Persons are prohibited from investing in and/or holding IPOs in Third-Party

Discretionary Managed Accounts).
Prohibited Investments and Activities

• Initial public offerings (IPOs) by registered representatives
• Investment Clubs
• Selling of naked call or naked puts

• Options trading in covered securities if deemed investment personnel. However, transactions by All Access Persons (including Investment Persons) in index options effected on a broad-based index, options on individual ETFs (excluding single-stock ETFs and IndexIQ ETFs) and options on commodities are permitted, and, these types of options do not require pre-clearance, nor are they subject to the 60-day holding period and short swing rule.

• Good until Canceled or Stop Loss Orders
Security Holding Periods

• Covered securities (and Options on such securities) requiring preclearance - 60-calendar days (last in, first out)
• Mainstay Funds - 30-calendar days (last in, first out)
• IndexIQ ETFs - 7-calendar days (last in, first out)

EXHIBIT A

SAMPLE

ACKNOWLEDGEMENT OF RECEIPT OF THE CODE OF ETHICS AND RELATED POLICIES

• NEW YORK LIFE INVESTMENT MANAGEMENT HOLDINGS LLC CODE OF ETHICS

• NEW YORK LIFE INVESTMENT MANAGEMENT LLC INSIDE INFORMATION AND INFORMATION BARRIER POLICY AND PROCEDURES

• MACKAY SHIELDS INFORMATION BARRIER POLICY AND PROCEDURES (MACKAY EMPLOYEES ONLY)

• MACKAY SHIELDS INSIDER TRADING POLICY AND PROCEDURES (MACKAY EMPLOYEES ONLY)

• NEW YORK LIFE INVESTMENT MANAGEMENT CONFLICTS OF INTEREST POLICY

• NEW YORK LIFE INVESTMENT MANAGEMENT HOLDINGS LLC GIFT & ENTERTAINMENT POLICY or

• MACKAY SHIELDS GIFT & ENTERTAINMENT POLICY (MACKAY EMPLOYEES ONLY)

• POLICIES AND PROCEDURES CONCERNING SELECTIVE DISCLOSURE OF PORTFOLIO HOLDINGS (MUTUAL FUND AND ETF)

• NEW YORK LIFE INVESTMENT MANAGEMENT PERSONAL POLITICAL CONTRIBUTIONS POLICY

• MACKAY SHIELDS PERSONAL POLITICAL CONTRIBUTIONS POLICY (MACKAY EMPLOYEES ONLY)

• INTEGRITY – STANDARDS OF BUSINESS CONDUCT

• NEW YORK LIFE INVESTMENT MANAGEMENT FOREIGN CORRUPT PRACTICES ACT/ANTI- CORRUPTION POLICY

• NEW YORK LIFE INVESTMENTS ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA POLICY

•  MACKAY SHIELDS ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA POLICY (MACKAY EMPLOYEES)

• INDEXIQ SELF-INDEXING POLICIES AND PROCEDURES (INDEXIQ EMPLOYEES ONLY)

I hereby certify that I have received a copy of the New York Life Investment Management Holdings LLC Code of Ethics and other policies listed above, have read and am subject to the Code and these other policies, and understand the relevant requirements.

Received by:
Signature:	Signature:
Name:	Name:
Title:	Title:
Department:	Department:

This form may be submitted via the employee clearance system

EXHIBIT B

SAMPLE

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS AND RELATED POLICIES

• NEW YORK LIFE INVESTMENT MANAGEMENT HOLDINGS LLC CODE OF ETHICS

• NEW YORK LIFE INVESTMENT MANAGEMENT LLC INSIDE INFORMATION AND INFORMATION BARRIER POLICY AND PROCEDURES

• MACKAY SHIELDS INFORMATION BARRIER POLICY AND PROCEDURES (MACKAY EMPLOYEES ONLY)

• MACKAY SHIELDS INSIDER TRADING POLICY AND PROCEDURES (MACKAY EMPLOYEES ONLY)

• NEW YORK LIFE INVESTMENT MANAGEMENT CONFLICTS OF INTEREST POLICY

• NEW YORK LIFE INVESTMENT MANAGEMENT HOLDINGS LLC GIFT & ENTERTAINMENT POLICY

• MACKAY SHIELDS GIFT & ENTERTAINMENT POLICY (MACKAY EMPLOYEES ONLY)

• POLICIES AND PROCEDURES CONCERNING SELECTIVE DISCLOSURE OF PORTFOLIO HOLDINGS (MUTUAL FUND AND ETF)

• NEW YORK LIFE INVESTMENT MANAGEMENT PERSONAL POLITICAL CONTRIBUTIONS POLICY

• MACKAY SHIELDS PERSONAL POLITICAL CONTRIBUTIONS POLICY (MACKAY EMPLOYEES ONLY)

• INTEGRITY – STANDARDS OF BUSINESS CONDUCT

• NEW YORK LIFE INVESTMENT MANAGEMENT FOREIGN CORRUPT PRACTICES ACT/ANTI- CORRUPTION POLICY

• NEW YORK LIFE INVESTMENTS ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA POLICY

• MACKAY SHIELDS ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA POLICY (MACKAY EMPLOYEES ONLY)

• INDEXIQ SELF-INDEXING POLICIES AND PROCEDURES (INDEXIQ EMPLOYEES ONLY)

This form may be submitted via the employee preclearance system

I hereby certify that I have received read and understood the Code and policies listed above. I further certify that I have complied with and will continue to comply with each of the provisions of the Code and policies to which I am subject.

Received by:
Signature:	Signature:
Name:	Name:
Title:	Title:
Department:	Department:

This form may be submitted via the employee preclearance system

EXHIBIT C

NEW YORK LIFE INVESTMENTS PERSONAL SECURITIES TRADING PRECLEARANCE REQUEST FORM

Employee Name   Broker

Brokerage Account #

Received by/Date Received

TRADES MUST BE MADE ON THE SAME DAY THAT APPROVAL IS RECEIVED.

DATE	NAME OF SECURITY	# OF SHRS, PRINCIPAL AMOUNT, ETC.	APPROX PRICE	SYMBOL OR CUSIP #	SEC. MKT. CAP.	PURCHASE/SALE	DIRECT OWNERSHIP (D) FAMILY (F) CONTROL (C)	APPROVED DENIED

The person indicated above has stated and represents that:

(a) he/she has no inside information (including information relating to planned securities transactions by the Company) relating to the above referenced issuer(s);

(b) there are no conflicts of interest in these transactions with respect to Client portfolios (IF A CONFLICT OF INTEREST EXISTS, PLEASE CONTACT THE COMPLIANCE DEPARTMENT IMMEDIATELY); and

(c) these securities are not initial public offerings or limited offerings (e.g., private placement, hedge funds and/or alternative investments).

This form may be submitted via the employee preclearance system

A EXHIBIT D

NEW YORK LIFE INVESTMENTS HOLDINGS LLC

IPO/LIMITED OFFERING/Initial Coin Offering PRECLEARANCE REQUEST FORM

Employee Name

Employee Title

Registered Representative? * (YES) or (NO)

If yes, transaction must be approved by Distributors CCO, or designee, also.

Are you a NYLIC Officer? (YES) or (NO)

If yes, please note that in order to invest in certain private funds, there are certain conditions that may need to be satisfied under New York Insurance Law Section 1411(e) in order to make the investment due to insurance law restrictions. Compliance, with the assistance of OGC, will review these restrictions prior to approving your investment.

Proposed investment in an Initial Public Offering (“IPO”)1

Name of Security:
Estimated Quantity:
Estimated Trade Date:
Estimated Price:
Broker/Dealer (if any):
Brokerage Account Number:

I represent that my trading in this investment is not based on material non-public information.

 Proposed investment in a limited offering (e.g., private placement, hedge fund, etc.)

Estimated Date of Transaction:
Name of Private Investment Entity: Please provide copy of Offering Memorandum
Transaction:	Initial Purchase Additional Purchase
Amount of Transaction (USD$, number of shares, units, interest, etc.):
Have you provided written notification to your supervising principal regarding this planned investment? *This section should only be completed if you are registered representative.

Yes  No

• If yes, please attach a copy of the notification and your supervising principal’s acknowledgement.

• If no, please provide written notification to your supervising principal and then resubmit this request. Please note acknowledgment from supervising principal is required.

Will you be receiving any selling compensation in connection with this planned investment? *This section should only be completed if you are registered representative.	Yes No • If yes, has your supervising principal notified Compliance? Yes No

1 Please note that your Broker/Dealer may have further restrictions on purchasing IPOs if you meet the Restricted Person definition under FINRA Rule 5130

Conflicts Review:
Is this Private Fund a fund that is managed or sponsored by NYLIC or an affiliate of NYLIC?	Yes No

If yes, and you are a NYLIC Officer, then you are prohibited from owning more than 5% of the fund. Compliance will confirm this prior to approving your investment, and will monitor it on an on‐going basis.

How did you become aware of the opportunity to invest in this limited offering?
What is the nature of your relationship with the individual or entity offering the opportunity?
Are you investing with any special terms? (e.g., less than required minimum amount)
Are you aware of whether the Firm has any other business dealings with the sponsor or manager of this vehicle?

I understand that approval for limited offerings will only be in effect for 90 days from the date of the Chief Compliance Officer’s, or designee’s, signature.

Employee Signature  Date

Approved/Denied

CCO, or designee, Signature  Date

NYLIFE Distributors CCO, or designee*  Date

* Required if employee is a registered representative of NYLIFE Distributors LLC

This form may be submitted via the employee preclearance system

EXHIBIT E - Access Persons

B ACCESS PERSON INITIAL/ANNUAL SECURITIES HOLDINGS/ ACCOUNT REPORT AND CERTIFICATION

Name   Initial Report   Annual Report

As of the date below, the following are each and every Covered Security2 , Affiliated Fund, Reportable Fund, and securities account in which I have a direct or indirect “Beneficial Ownership” interest. For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts (including Discretionary Managed Accounts) by or for the benefit of a person, or such person’s “immediate family” sharing the same household, including any account in which the Employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, or sister-in-law and also includes adoptive relationships. For a more complete definition of these terms, please consult the New York Life Investment Management Holdings LLC Code of Ethics

This report need not disclose Covered Securities held in any account over which the Access Person has no direct or indirect influence or control.

Name of Security/Affiliated Fund /Reportable Fund	Exchange Ticker Symbol or CUSIP	Broker, Dealer or Bank where Security Held	No. of Shares and Principal Amount	Nature of Interest (Direct Ownership, Family Member, Control, Etc.)

2 Please refer to the definitions of Covered Securities in the Code and Appendix A to the Code.

EXHIBIT E - Access Persons (cont.)

Name of any broker, dealer or bank with which I maintain an account in which any securities (including securities that are not Covered Securities and Discretionary Managed Accounts) are held for my direct or indirect benefit (“Securities Account”) as of the date appearing above:

Name of Broker, Dealer or Bank with which Account Is Held	Date Account Established	Account Number

I understand that brokerage accounts may only be maintained at brokers where Compliance receives an electronic feed of trade confirmations and statements. I may be required to transfer these accounts to a different broker. I acknowledge that I am responsible for all associated transfer costs.

I certify that the securities listed above are the only Covered Securities, Affiliated Funds, and Reportable Funds in which I have a direct or indirect Beneficial Ownership interest. I further certify that the accounts listed above are the only securities accounts in which I have a direct or indirect Beneficial Ownership interest. I also consent to the release of certain personal information (name, home address, social security number and spouse’s first initial) by the Company in order to obtain statements and confirmations for my securities accounts. I also understand that transactions in these accounts will be monitored for compliance with the provisions of this Code. During this time, the Company will agree that all personal information shall be held in strict confidence and shall not be revealed to any person, corporation or entity (including third parties)(together referred to as "Engaged Parties"), other than any Engaged Parties hired to facilitate implementation of the Code of Ethics, as required by law, a court order or a demand by a regulatory agency having jurisdiction, without prior written consent of the Company and the employee. Any Engaged Parties hired to facilitate implementation of the Code of Ethics will be held to the same standards with respect to maintaining the confidentiality of personal information. Notwithstanding the foregoing, I understand however that the Company is authorized to disclose to its other customers, should they inquire, that I am currently (or have been) employed in some capacity in the securities related/financial services industry without identifying New York Life Investments (or its affiliates) as the employer. Such disclosure would generally take place if I opened a securities account with a client of the Company.

These steps are being taken by the Company in its commitment to ensure compliance with federal securities laws.

EXHIBIT E - Access Persons (cont.)

Employee Signature    Date of Submission    Received By

Date Received

Return form to:

New York Life Investments 30 Hudson Street 23rd Floor

Jersey City, New Jersey, 07302 Attn: Compliance Department

This form may be submitted via the employee preclearance system

EXHIBIT E – Non-Access Persons

C NON-ACCESS PERSON INITIAL/ANNUAL ACCOUNT REPORT AND CERTIFICATION

Name   Initial Report   Annual Report

As of the date below, the following are each and every securities account in which I have a direct or indirect “Beneficial Ownership” interest that holds Affiliated Funds and/or Reportable Funds. For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts (including Discretionary Managed Accounts) by or for the benefit of a person, or such person’s “immediate family” sharing the same household, including any account in which the Employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, or sister-in-law and also includes adoptive relationships. For a more complete definition of these terms, please consult the New York Life Investment Management Holdings LLC Code of Ethics:

Name of Broker, Dealer or Bank with which Account Is Held	Date Account Established	Account Number

I certify that the securities accounts listed above are the only securities accounts in which I have a direct or indirect “Beneficial Ownership” interest that holds Affiliated Funds and/or Reportable Funds. I also consent to the release of certain personal information (name, home address, social security number and spouse’s first initial) by the Company in order to obtain statements and confirmations for my securities accounts. During this time, the Company will agree that all personal information shall be held in strict confidence and shall not be revealed to any person, corporation or entity (including third parties) (together referred to as "Engaged Parties"), other than any Engaged Parties hired to facilitate implementation of the

Code of Ethics, without prior written consent of the Company and the employee. Any Engaged Parties hired to facilitate implementation of the Code of Ethics, as required by law, a court order or a demand by a regulatory agency having jurisdiction, will be held to the same standards with respect to maintaining the confidentiality of personal information.

EXHIBIT E – Non-Access Persons (cont.)

Notwithstanding the foregoing, I understand however that the Company is authorized to disclose to its other customers, should they inquire, that I am currently (or have been) employed in some capacity in the securities related/financial services industry without identifying New York Life Investments (or its affiliates) as the employer. Such disclosure would generally take place if I opened a securities account with a client of the Company. These steps are being taken by the Company in its commitment to ensure compliance with federal securities laws.

Employee Signature    Date of Submission    Received By

Date Received

Return form to:

New York Life Investments 30 Hudson Street 23rd Floor

Jersey City, New Jersey, 07302 Attn: Compliance Department

This form may be submitted via the employee preclearance system.

EXHIBIT F

D QUARTERLY TRANSACTIONS REPORT

Name  Quarter Ending

As of the date appearing below, the following are each and every transaction in a Covered Security, Affiliated Fund and Reportable Fund in which I have a direct or indirect “Beneficial Ownership” interest For a more complete definition of these terms, please consult the New York Life Investment Management Holdings LLC Code of Ethics. This report need not disclose transactions in Covered Securities and Affiliated Fund Shares in any account over which the Employee has no direct influence or control.

	Amount					Price
	(#	Exchange	Interest				Nature of Interest	Firm Through
Name of Security/	Shares	Ticker	Rate/		Nature of		(Direct	Which
Affiliated	or	Symbol or	Maturity		Transaction		Ownership,	Transaction
Fund/Reportable	Principal	CUSIP	Date (if	Trade	(Purchase,		Spouse, Control,	Was Effected
Fund	Amount)		applicable)	Date	Sale, Etc.)		Etc.)

If no transactions in Covered Securities, Affiliated Fund Shares or Reportable Fund Shares occurred, please insert “NONE” here:

In connection with any purchases or sales of securities for clients during the quarter, I disclosed to the Company any material interests in my Covered Securities, Affiliated Fund Shares, and Reportable Fund Shares which might reasonably have been expected to involve a conflict with the interests of clients. Also, I have disclosed all my Covered Securities, Affiliated Fund Shares and Reportable Fund shares holdings to the Company.

Employee Signature    Date of Submission    Received By

Date Received

This form may be submitted via the employee preclearance system

E New York Life Investments Holdings LLC

EXHIBIT G

F Employee Certification – Third-Party Discretionary Managed Account(s)

I currently hold the position of  at (the “Firm”),

and I am requesting an exemption from the pre-clearance and reporting requirements of the NYLIM Holdings LLC Code of Ethics with respect to the below listed account(s) for which I have retained a third-party manager with complete investment discretion.

Third Party Management Firm:
Financial Advisor Name and Contact Information:
Do you have any personal or family relationship with the Financial Advisor?
Account Number(s):

I understand in making this request that I must agree/certify to the following:

• I have provided the Compliance Department with a copy of the fully executed investment management agreement which is currently in effect.

• Such agreement provides for the manager’s complete discretion and control over the account.

• I will not have any direct or indirect influence or control over the account, including but not limited to:

o I will not suggest that the manager make any particular purchases or sales of securities;

o I will not direct the manager to make any particular purchases or sales of securities;

o I will not consult with the manager as to the particular allocation of specific investments

o I will not ask the manager about intended purchases or sales ahead of time;

o I will not participate in any manner in the manager’s specific investment decision- making.

• I will not engage in an initial public offering or limited offering (i.e., private placement, hedge fund and/or alternative investments) via the discretionary agreement.

• I will not discuss with my Financial Advisor any Firm related investment activity in advance.

• I further understand that the Compliance Department will, upon receipt of all required information, seek approval from the Chief Compliance Officer, or designee, and notify me of the decision.

EXHIBIT G (cont.)

• If for any reason it becomes necessary for me to become involved in the trading activity conducted by my Financial Advisor, I will notify the Compliance Department ahead of time.

• I will arrange for my Financial Advisor to provide promptly account statements upon request.

• If my Financial Advisor is an immediate family member, trading activity will be subject to preclearance. Duplicate trade confirmations and statements must be provided to Compliance.

• To the best of my knowledge, I have provided the Compliance Department with all information relevant to this request; and I have not failed to disclose any relevant information concerning this request or concerning the discretionary managed account relationship.

• I agree to notify the Compliance Department immediately if there is any material change to the information set forth in this certification.

Employee Signature

Name  Date

EXHIBIT G (cont.)

G Third-Party Investment Manager/Financial Advisor Certification

As a third-party investment manager (“Manager”), we certify that we will have full discretion over the account(s) listed below, and that Mr./Ms. (the “Employee”) will not have any direct or indirect influence or control over the account(s), including but not limited to:

o The Employee will not suggest that the Manager make any particular purchases or sales of securities

o The Employee will not direct the Manager to make any particular purchases or sales of securities

o The Employee will not consult with the Manager as to the particular allocation of specific investments

o The Employee will not ask the Manager about intended purchases or sales ahead of time

o The Employee will not participate in any manner in the Manager’s specific investment decision-making.

• We will provide copies of account statements to the Compliance Department promptly upon request in the future.

• We understand that the Employee is requesting an exemption from applicable Code of Ethics requirements pursuant to which the Employee will not be required to seek prior approval for or otherwise report securities transactions in the account(s). If the Manager is an immediate family member of the employee, preclearance of transactions and the provision of account statements and trade confirmations will be required.

• We agree to notify the Compliance Department immediately if there is any material change to the information set forth in this certification.

Signature	Date
Name
Title
Name of Firm
Account Number(s)
Account Name(s)

This form may be submitted via the employee preclearance system